Exhibit p.25

Code of Ethics

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal Securities transactions and holdings;

•	Reporting of violations of the code; and

•	The provision of the code to all staff.

Melqart, in accordance with the requirements of Rule 204A-1 of the Investment Advisers Act of 1940 has approved and adopted this Code of Ethics (the “Code”). This Code sets forth the general fiduciary principles and standards of business conduct to which all of Melqart’s Relevant Persons (defined below in the PAD policy) are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Relevant Persons from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Relevant Persons.

For purposes of Rule 204A-1I(1) of the Investment Advisers Act of 1940, Relevant Persons are considered Access Persons.

Policy

It is the policy of Melqart to act in the best interest of its clients and on the principles of full disclosure, good faith and fair dealing. Melqart recognises that it has a fiduciary duty to its clients. Acting as a fiduciary requires that Melqart, consistent with its other statutory and regulatory obligations, act solely in the clients’ best interests when providing investment advice and engaging in other activities on behalf of clients. Melqart and its employees must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

•

All employees must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;

•	Melqart must have a reasonable basis for the investment advice and decisions it makes for its clients;

•	Melqart must ensure that its investment decisions are consistent with client’s investment objectives, policies and any disclosures made to clients;

•	All employees must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of clients;

•	Staff should not take inappropriate advantage of their positions and may not, directly or indirectly, use client opportunities for personal gain; and

•	Staff must be loyal to the clients and place the interests of the clients above their own.

•

Melqart treats violations of this Code very seriously. If you violate this Code, Melqart may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

•

Improper trading activity can constitute a violation of this Code. You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Compliance Officer.

Procedure

In order for Melqart staff to fulfil their obligations in and comply with the Code, there are three reporting forms that they must complete as Relevant Persons: 1) an initial holdings report (upon joining the Firm), 2) an annual holdings reports and 3) quarterly transactions reports. These reports must be completed on ComplianceAlpha which is part of an automated Compliance Monitoring Program provided by the Firm’s external compliance consultants, ACA Global. These reports are described further in the PAD policy.

All Relevant Persons must sign the Compliance Manual whenever it’s updated or at least on an annual basis in full acknowledgement of having received, read and understood its contents and rules which include the Code Furthermore, all Relevant Persons will complete Compliance Attestations located in ComplianceAlpha on a quarterly basis.

The Compliance Officer will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.